REGENCY ENERGY PARTNERS ANNOUNCES COMMON UNITS OFFERING BY HM TXRG LP
DALLAS, September 9, 2008 — Regency Energy Partners LP (Nasdaq: RGNC) announced today that HM TXRG LP, an affiliate of Hicks, Muse, Tate & Furst Equity Fund V, L.P. (“Fund V”), is selling 7,100,000 common units representing limited partner interests in Regency. Regency Acquisition LP, an affiliate of Fund V, has granted the underwriters a 30-day option to purchase up to an additional 1,048,672 common units on the same terms and conditions if the underwriters sell more than 7,100,000 common units in this offering. Regency will not receive any proceeds from this offering. The common units are listed on the NASDAQ Global Select Market under the symbol “RGNC.”
UBS Investment Bank, Wachovia Securities and Morgan Stanley are joint book-running managers for the offering. Citi, Credit Suisse, J.P.Morgan, ABN AMRO Incorporated, Comerica Securities, Tudor, Pickering, Holt & Co. and Wells Fargo Securities will act as co-managers for the offering.
The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the offices of:

UBS Investment Bank	Wachovia Securities
Attn: Prospectus Dept.	Attn: Equity Syndicate Dept.
299 Park Avenue	375 Park Avenue
New York, NY 10171	New York, NY 10152
888-827-7275	Equity.syndicate@wachovia.com

Morgan Stanley
Attn: Prospectus Dept.
180 Varick Street, 2nd Floor
New York, NY 10014
prospectus@morganstanley.com
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transportation of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Statements about the proposed offering are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Regency Energy Partners LP, and a variety of risks that could cause results to differ materially from those expected by management of Regency Energy Partners LP.
CONTACT:
Investor Relations:
Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com
Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com